Date: September 30, 2016

AMENDED AND RESTATED NOTE AND LOAN AGREEMENT

(Long Term with Multiple Pricing Options)

THIS AMENDED AND RESTATED NOTE AND LOAN AGREEMENT (this “Note”) is made and entered into effective September 30, 2016, by and between Lender, as defined below, and Borrower, as defined below. This Note amends and restates, in its entirety, the Note and Loan Agreement, dated December 20, 2012, by and between Lender, as defined below, and Borrower, as defined below (the “Prior Note”) pursuant to which Lender made available and continues to make available the Total Commitment Amount, as defined below.

RECITALS

Whereas, Guarantor entered into that certain Second Amended and Restated Master Loan Agreement dated as of July 20, 2016 (as amended, restated, modified or otherwise supplemented from time to time, the “FLCA Loan Agreement”) with Lender pursuant to which Lender agreed, among other things, to make two additional loans to Guarantor and Second Amended and Restated Master Loan Agreement dated as of July 20, 2016 (as amended, restated, modified or otherwise supplemented from time to time, the “PCA Loan Agreement” and together with the FLCA Loan Agreement and PCA Loan Agreement, the “Guarantor Loan Agreements”) with Northwest Farm Credit Services, PCA (“PCA Lender”) pursuant to which certain amendments and restatements of the First Amended and Restated Master Loan Agreement dated as of June 10, 2010 between Guarantor and PCA Lender were made;

Whereas, among other things, certain financial covenants applicable to Guarantor were amended and restated in connection with the effectiveness of the Guarantor Loan Agreements;

Whereas, Lender has agreed to amend and restate the Prior Note to harmonize, among other things, the financial covenants applicable to Guarantor set forth in the Guarantor Loan Agreements with the financial covenants set forth in the Prior Note.

Now therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

NOTE

For Value Received, on the Loan Maturity Date, Borrower, as defined below, promises to pay to Lender, as defined below, or order, at its office in Spokane, Washington, or at such other place as the holder of this Note may designate in writing, the principal balance of Three Million and No/100’s Dollars ($3,000,000.00) (the “Total Commitment Amount”), or so much thereof as may be outstanding, plus interest thereon from and after any Disbursement Date, at interest rates as provided for hereafter. For all intents and purposes, all Loan Segments are treated as one obligation under this Note and the other Loan Documents.

1.    Definitions and Interpretations.

1.01     Defined Terms.    For purposes of this Note, the following definitions apply. Capitalized terms not otherwise defined herein shall have the meanings given in the Membership Agreement dated of or around even date herewith.

“Adjusted Consolidated EBITDDA” means, for any period, for Guarantor and its Subsidiaries on a consolidated basis, the sum of: (a) Consolidated Net Income; (b) Consolidated Interest Expense; (c) consolidated depreciation expense; (d) consolidated amortization expense; and (e) consolidated depletion expense; (f) plus or minus, as the case may be, Consolidated Taxes, all as determined in accordance with GAAP, (g) distributions received by the Guarantor and its Wholly Owned Subsidiaries from non-Wholly Owned Subsidiaries, but excluding from the foregoing the net income,

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interest expense, depreciation expense, amortization expense, depletion expense, interest expense and income taxes associated with non-Wholly Owned Subsidiaries.
“Adjusted Consolidated Interest Coverage Ratio” means, as of any date of determination for the prior four (4) Fiscal Quarters ending on such date, the ratio of (a) Adjusted Consolidated EBITDDA to (b) Consolidated Interest Expense, excluding the portion of interest expense associated with non-Wholly Owned Subsidiaries.
“Adjusted Partners’ Capital” means the GAAP based amount of the capital account of the partners of Guarantor and its Wholly-Owned Subsidiaries, adjusted for book to market value differences in Fee Timberlands based upon the most recent appraisals delivered pursuant to the terms and conditions set forth in the Guarantor Loan Agreements, as calculated on Exhibit C.

“Adjusted Principal Balance” of any Loan Segment on any date is the unpaid principal balance of such Loan Segment minus the principal payments that are due on or before such date and are unpaid on such date.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Terrorism Laws” means any Laws relating to terrorism, money laundering or bribery, and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time, including without limitation any Law originated with respect to OFAC.

“Applicable Margin” means, for purposes of calculating the applicable interest rate for any day for a Loan Segment, the percentage set forth below which corresponds to the elected Rate Option:

Rate Options    Applicable Margin
Base Rate    2.35%
1-Year    1.75%
3-Years    1.75%
5-Years    1.75%
7-Years    1.75%
10-Years    1.75%

“Asset Disposition” means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by Borrower of any asset (including stock or other equity interests in Borrower), including without limitation, any sale leaseback transaction (whether or not involving a Capital Lease), but excluding (a) the sale of inventory in the ordinary course of business for fair consideration, (b) the sale or disposition of obsolete machinery and equipment no longer used or useful in the conduct of such Person’s business (except for assets which are security for Lender’s Loan), (c) the sale of or realization on delinquent receivables and (d) equipment disposed of during any Fiscal Year, which in the aggregate is not Material.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other

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case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of 60 consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” shall have the meaning given in Paragraph 4.01 hereof.

“Base Rate Loan Segment” means the principal portion of the Loan plus accrued interest priced using the Base Rate.

“Biennial Appraised Timberland Value” means the value determined pursuant to the most recent biennial appraisal of Guarantor’s timberland.

“Borrower” means Seventh Avenue Poulsbo, LLC, a Washington limited liability company.

“Borrower’s Obligations” means, without duplication, all of the obligations of Borrower to Lender whenever arising, under this Note and any of the other Loan Documents, including without limitation, all principal, interest, monies advanced on behalf of Borrower under the terms of the Loan Documents, and taxes, insurance premiums, costs and expenses, and fees and any amounts that would have accrued but for the automatic stay under the Bankruptcy Code, and any obligations under any Swap Contract between Borrower and any Swap Issuer, whenever arising.

“Breakage Fee” shall have the meaning given in Paragraph 6.02 hereof.

“Business Day” means any day Lender is open for business in Spokane, Washington, except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed; provided however that, for purposes of defining any date upon which an interest rate shall be determined by Lender using an Index Source other than published by Lender, Business Day means any day Lender and the Index Source are open for business except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.

“Calculation Date” means the first three Fiscal Quarter-Ends and the Fiscal Year-End of Guarantor.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
“Collateral” means all the property pledged to secure this Loan as described in the Loan Documents.

“Compliance Certificate” shall mean a certificate in substantially the form of Exhibit B hereto.

“Consolidated Interest Expense” means, for any period, all interest expense (including capitalized interest cost and the interest component under Capital Leases) of Guarantor and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Guarantor and its Subsidiaries on a consolidated basis, net income or net loss, as determined in accordance with GAAP.

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“Consolidated Taxes” means, as of any date of determination, the provision for federal, state and other income taxes of Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Worksheet” shall mean a certificate in substantially the form of Exhibit C hereto.

“Covered Entity” means (a) each Borrower and each Subsidiary of Borrower that is subject to applicable Anti-Terrorism Laws and (b) each Person that, directly or indirectly, is in Control of a Person described in clause (a) above.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Interest Rate” shall have the meaning given in Paragraph 7.03 hereof.

“Disbursement Date” means any Business Day when Loan principal is advanced under this Note to or on the account of Borrower.

“Environmental Indemnity” means Environmental Indemnity, dated as of December 20, 2012, by and between Borrower and Lender, as amended, restated, modified or otherwise supplemented from time to time.

“Events of Default” shall have the meaning given in Paragraph 7.01 hereof.

“Fee Timberland” means all road, timber and timberland (net of depletion) owned by Guarantor or any Wholly Owned Subsidiary.
“Fiscal Quarter” means the three month periods ending March 31, June 30, September 30 and December 31.

“Fiscal Quarter-End” means March 31, June 30, September 30 and December 31.

“Fiscal Year” means the calendar year.

“Fiscal Year-End” means December 31.

“Fiscal Year-to-Date” means the period from the first day of Borrower’s Fiscal Year being reported upon through the last day of the Fiscal Quarter being reported upon.

“Fixed Rate Loan Segment” means each principal portion of the Loan, plus interest accrued thereon, with all the following attributes that distinguish such Fixed Rate Loan Segment from other Fixed Rate Loan Segments: a different Fixed Rate Maturity Date and/or a different date to which a given Fixed Rate Option was assigned to the Fixed Rate Loan Segment, except as otherwise provided herein.

“Fixed Rate Maturity Date” shall have the meaning given in Paragraph 4.02 hereof; provided however, if a Fixed Rate Maturity Date falls on a date that is not a Business Day, then the Fixed Rate Maturity Date shall be deemed to be the preceding Business Day, unless such Business Day falls in another calendar month in which case the Fixed Rate Maturity Date shall be deemed to be the succeeding Business Day.

“Fixed Rate Option” means any of the Fixed Rate Options defined in Paragraph 4.02 hereof.

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“FPF Account” means the Future Payment Fund Account that is an interest-bearing conditional advance payment account with Lender and all money paid into that account and all interest earned thereon.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Account Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the public accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the United States, any foreign state or nation, or any state, commonwealth, district, territory, agency, department, subdivision, court, tribunal or other instrumentality thereof.

“Guarantor” means Pope Resources, A Delaware Limited Partnership, a Delaware limited partnership, under the Guaranty Agreement - Unlimited Payment (“Guaranty”) executed by such party in connection with the Loan Documents, and as reaffirmed pursuant to the Reaffirmation of Guaranty and Environmental Indemnity.

“Incipient Default” means an event that with the giving of notice or passage of time, or both, would become an Event of Default, as further defined herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations, including without limitation, intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (g) the principal portion of all obligations of such Person under Capital Leases; (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all obligations in respect to any Swap Termination Value of any Swap Contract and (j) all guarantees of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which a Person is a general partner or a joint venturer.

“Indebtedness to Total Capitalization Ratio” means, as of any date of determination, (x) Indebtedness of Guarantor and its Subsidiaries on a consolidated basis minus the Indebtedness associated with non-Wholly Owned Subsidiaries, divided by (y) the sum of (a) Indebtedness of Guarantor and its Subsidiaries on a consolidated basis minus the Indebtedness associated with non-Wholly Owned Subsidiaries, plus (b) Adjusted Partners’ Capital.
“Indemnitor” shall have the meaning given in Paragraph 9.06(b).
“Index Source” means the Federal Farm Credit Banks Funding Corporation, unless an Index Source is otherwise identified for a given pricing option described herein.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, laws, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or

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administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of and agreements with any Governmental Authority, in each case, whether or not having the force of law, and without limiting the generality of the foregoing, the following are Laws: the Internal Revenue Code of 1986 (“IRC”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act (“FLSA”), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Lender” means Northwest Farm Credit Services, FLCA, an association organized under the Laws of the United States, together with its successors and assigns.

“Lender’s Expenses” means the amounts required to be paid by Borrower pursuant to Paragraph 9.09.

“LIBOR” means the rate per annum as of 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such interest period (the “Index”), at which deposits in Dollars for the relevant interest period are offered as determined by the ICE Benchmark Administration (or any successor thereto, or any other readily available service selected by Lender that has been approved by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates (the “LIBOR Index Source”); provided that in the event the ICE Benchmark Administration ceases to provide such quotations, the foregoing rate of interest shall mean any similar successor rate designated by Lender in its reasonable discretion. If such rate is less than zero, such rate shall be deemed to be zero.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means all principal amounts advanced by Lender to Borrower or on the account of Borrower or otherwise under this Note and the other Loan Documents, and all fees or charges incurred as provided for in this Note and the other Loan Documents, plus all interest accrued thereon.

“Loan Documents” means this Note and all other documents executed in connection with the Loan, including without limitation the Membership Agreement, Mortgage and Fixture Filing, Environmental Indemnity, Guaranty, Reaffirmation of Guaranty and Environmental Indemnity, SNDA and all renewals, extensions, amendments, modifications, substitutions and replacements thereof.

“Loan Maturity Date” shall be January 1, 2023.

“Loan Purpose” means (a) reimbursement of Borrower’s costs associated with the purchase of, and capital improvements made to, the office building and land located at the common address of 19950 7th Avenue NE, Poulsbo, WA, and (b) to pay Loan fees and all Lender’s reasonable transaction costs.

“Loan Segment” means the Base Rate Loan Segment or a Fixed Rate Loan Segment.

“Material” means that which, in reasonable and objective contemplation, will or realistically might affect the business or property of a Person, or the Person’s creditworthiness as to such business or property, in a significant manner.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower, (b) the ability of Borrower or its Related Parties to perform any Material obligations under the Loan Documents to which it is a party, or (c) the Material rights and remedies of Lender under the Loan Documents.

“Membership Agreement” means that certain agreement executed by Guarantor, concerning Guarantor’s agreement to purchase ACA Stock.

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“Mortgage and Fixture Filing” means the Deed of Trust, Assignment of Leases and Rents and Fixture Filing, dated as of December 20, 2012, executed by Borrower in favor of Lender, as amended, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning given in Paragraph 2.04 hereof.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organization” means a corporation, limited liability company, joint venture, firm business trust, estate, trust, partnership or association, two or more Persons having a joint or common interest, or any other legal or commercial entity.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Person” means an individual, an Organization or a Governmental Authority.

“Prepayment Fee” shall have the meaning given in Paragraph 6.01 hereof.

“Pricing Date” means the date a given Loan Segment begins to accrue interest under a given Rate Option or a day when there is a change in the Base Rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Rate Option” means the Base Rate or one of the Fixed Rate Options.

“Reaffirmation of Guaranty and Environmental Indemnity” means the Reaffirmation of Guaranty and Environmental Indemnity dated as of the date hereof by and among Borrower, Guarantor and Lender.

“Related Party or Parties” means, with respect to any Person, such Person’s Affiliates and the general partners, directors and officers of such Person and of such Person’s Affiliates. For the avoidance of doubt, the Guarantor is a Related Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or the effective equivalent thereof or any other duly authorized officer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly Controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SNDA” means the Subordination, Nondisturbance and Attornment Agreement dated as of December 20, 2012, by and between Borrower, Lender and Union Bank, N.A., as amended, restated, modified or otherwise supplemented

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from time to time.

“Subsidiary” means, as to any Person, (a) any corporation more than 50 percent of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50 percent equity interest at any time. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. For purposes of Paragraph 8 of this Note, Subsidiary or Subsidiaries shall include Timber Funds.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swap Dealers Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Issuer” means a financial institution chosen by Borrower and reasonably acceptable to Lender, with whom Borrower enters into a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Timber Funds” means, ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc. and any future similar timberland investment entity.

“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by Guarantor.
1.02    Other Interpretive Provisions.    With reference to this Note and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
a.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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b.    Unless otherwise specified in a given Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
c.    Paragraph headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Note or any other Loan Document.
1.03    Accounting Terms.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Note shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Guarantor’s audited financial statements, except as otherwise specifically prescribed herein.
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Guarantor or Lender shall so request, Lender and Guarantor shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Guarantor shall provide to Lender financial statements and other documents required under this Note or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
2.    Advances, Fees, Expenses and Notice.

2.01    Advances. The Loan proceeds were fully disbursed on December 26, 2012. This is not a revolving loan. Once Loan principal has been borrowed and repaid, it may not be reborrowed.

2.02    [Intentionally Omitted].

2.03    Fees and Expenses. Borrower shall pay Lender on demand, all fees and expenses, including attorney fees, related to closing the Note and incurred in any loan servicing action or to protect or enforce any of Lender's rights in bankruptcy, appellate proceedings or otherwise, under this Note or the other Loan Documents. All sums advanced by Lender to protect its interests hereunder or under the other Loan Documents and all Prepayment Fees and Breakage Fees shall be payable on demand and shall accrue interest under the interest rate in effect for the Base Rate Loan Segment on such date and shall be treated as an advance under the Base Rate Loan Segment.

2.04    Notice of Prepayment and Pricing.

a.    Prepayment of Principal. Borrower shall provide Lender with Notice of the amount of any prepayment of a Fixed Rate Loan Segment no later than 10:00 a.m. Spokane time one Business Day prior to the Business Day the prepayment will be made.

b.    Pricing. Borrower shall provide Lender irrevocable Notice of pricing of a Loan Segment using a Fixed Rate Option by 10:00 a.m. Spokane time on the Pricing Date.

c.    Form of Notice. Borrower may provide Lender any Notice required under this Note by use of the notice in form substantially as set forth on Exhibit A hereto or other documentation as may be prescribed by Lender. Alternatively, Borrower may telephone Lender at the numbers designated on Exhibit A or as may be provided by Lender from time to time. If Notice is by telephone, Lender will confirm to Borrower the elected prepayment or pricing in writing. All such Notices are deemed irrevocable when given and are subject to Breakage Fees.

3.    Establishing Future Payment Fund Accounts.

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3.01    Establishing Future Payment Fund Accounts.    Borrower will establish one or more FPF Accounts with Lender or its affiliates. Each FPF Account will be held, applied or withdrawn in accordance with the terms and conditions applicable to FPF Accounts and this Note, which are subject to change or termination at Lender’s discretion.

3.02    Maximum Amounts.    The maximum amount that may be held in the FPF Account shall not exceed the outstanding principal balance on the Loan or some other amount as determined by Lender.

3.03    Rate of Interest.    Interest will accrue on FPF Account balances at a minimum principal balance to be determined by Lender, from the date payments were received into an FPF Account. A variable interest rate, subject to adjustment in the sole discretion of Lender, will be paid on an FPF Account. The rate paid on funds held in any FPF Account will not exceed the rate paid by Borrower on the Loan.

3.04    Funds Held and Withdrawal.    Funds will be accepted into an FPF Account and held for application on the Loan with, or serviced by, Lender. Funds will be applied to Borrower’s Obligations at Borrower’s discretion or when any payment under the Loan covered by this Note becomes due and payable. Application of funds to the Loan does not relieve Borrower from the obligation to make all payments as provided in the Loan Documents. Funds may be returned to Borrower for purposes for which Lender would make or increase the Loan to Borrower, upon request or upon request pursuant to Lender’s electronic funds transfer procedures. Borrower acknowledges and agrees that during an Event of Default, Lender has a right of set-off against all funds in Borrower’s FPF Accounts.

3.05    Funds at Risk.    Funds held in any FPF Account are uninsured. Funds are protected only by the financial condition of Lender. In the event Lender were to become insolvent and liquidated, the funds in Borrower’s FPF Account would be applied against the total outstanding Loan balance. Any funds in excess of the total outstanding Loan balance would be at risk and subject to the claims of creditors of Lender.

3.06    Security Interest.    Borrower hereby grants to Lender a first lien security interest in any FPF Account established or to be established by or on behalf of Borrower related to the Loan.

4.    Interest Rate and Pricing Options.

4.01    Base Rate: LIBOR Variable Base. The Base Rate is the LIBOR Variable Base. The “LIBOR Variable Base” for any day during a given month means the one-month LIBOR rate, as made available by the LIBOR Index Source, rounded up to the nearest .05 percent, plus the Applicable Margin. The LIBOR Variable Base shall be effective on the first day of the month and remains constant for such month.

4.02    1-, 3-, 5-, 7- or 10-Year Fixed Rate Options. Borrower understands and agrees that the availability of any Fixed Rate Option will be determined at Lender’s (and participant’s, if applicable) sole discretion. Subject to the preceding sentence, a Fixed Rate Loan Segment may be priced with a fixed rate equal to the 1-, 3-, 5-, 7- or 10-year Fixed Rate Options, as defined herein, plus the Applicable Margin. With these Fixed Rate Options, (a) rates may be fixed for Interest Periods, as defined herein, of 1, 3, 5, 7 and 10 years; and (b) rates may only be fixed on a Pricing Date to take effect on such Pricing Date. For purposes hereof: (i) the “1-, 3-, 5-, 7- and 10-year Fixed Rate Options” shall mean the rate for the all-in cost of the corresponding term for Farm Credit Medium Term Notes, rounded to the nearest .05 percent, as made available by the Index Source on the Pricing Date; and (ii) “Interest Period” shall mean a period commencing on the Pricing Date and ending on the Fixed Rate Maturity Date. The Fixed Rate Maturity Date for a given Fixed Rate Option shall be the corresponding 1-, 3-, 5-, 7- or 10-year anniversary of the first day of the month following the Pricing Date if the Pricing Date is not the first day of a month or the corresponding anniversary of the Pricing Date if such Pricing Date is the first day of a month.

4.03    Pricing Elections. Upon irrevocable Notice to Lender in accordance with Paragraph 2.04 above, as to principal (i) in the amount of an advance, (ii)  in the Base Rate Loan Segment, or (iii)  in a Fixed Rate Loan Segment on a Fixed Rate Maturity Date, Borrower may elect to designate all or any part of the advance or of the Adjusted Principal Balance of such Loan Segment on such Pricing Date to bear interest at any Rate Option described herein; provided however, that (1) there is no Event of Default or Incipient Default, (2) no Fixed Rate Option may be selected which would have

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

for its Fixed Rate Maturity Date a date later than the Loan Maturity Date, and (3) there are no more than three Fixed Rate Loan Segments at any one time. If Borrower does not provide Lender irrevocable Notice of election of a Rate Option on a Fixed Rate Maturity Date for a Fixed Rate Loan Segment, the Adjusted Principal Balance of such Loan Segment will be priced at the Base Rate effective on such Pricing Date.

4.04    Single Base Rate Loan Segment. If on a Pricing Date, any Loan Segment is priced under the Base Rate resulting in more than one Loan Segment priced under the Base Rate, all Loan principal priced under the Base Rate will be treated as a single Base Rate Loan Segment by combining the Adjusted Principal Balances of such Loan Segments on such Pricing Date.

4.05    Interest Rates. The interest rate used herein does not necessarily represent the lowest rates charged by Lender on its loans. The interest rates described herein are per annum rates. Interest rates using the LIBOR Index Source are calculated on the basis of the actual number of days elapsed for a 360 day year. Interest rates using any other Index Source are calculated on the basis of the actual number of days elapsed during the year for the actual number of days in the year.

4.06    Index and Index Source. If the Index or Index Source provided for herein cannot be ascertained during the Note term, Lender will choose a new index or Index Source which it determines, in its sole discretion, is comparable to be effective upon notification thereof to Borrower.

4.07    Additional Pricing Options. In the event Borrower should desire to price a Loan Segment using the Index, Pricing Date and margin other than as provided for herein, Borrower may request Lender to quote a rate and lock-in fee for an identified principal amount and desired pricing option. Lender will provide Borrower such a quote if available under Lender’s then existing policies and procedures, and shall provide Borrower the option to elect such a rate upon payment of the lock-in fee, if required, which rate shall be effective on the Pricing Date for the Loan Segment, upon terms and conditions and within timeframes as Lender may prescribe at the time of the quote.

4.08    Changes in Circumstances. In the event that, on any date on which an interest rate for pricing this Note is to be determined, Lender determines that the applicable interest rate does not adequately reflect the cost to Lender of making or maintaining its loans, Lender shall promptly give notice of such facts to Borrower. Within ten days thereof, Borrower shall make an appointment to meet with Lender to determine a new adjustment factor for pricing this Note. Any change to the adjustment factor shall require mutual written consent and agreement.

5.    Payment.

5.01    Payment of Loan Segments. Each Loan Segment shall be repaid in equal monthly principal and interest payments, based on the Adjusted Principal Balance of each Loan Segment amortized over a period beginning with the date of creation of the Loan Segment and ending on January 1, 2033. Such payments shall be due and payable, commencing on the first day of the month beginning on February 1, 2013, and shall continue on the first day of each month thereafter until the Loan is paid in full. Provided however, so long as there is no Event of Default or Incipient Default, upon a Pricing Date for a Loan Segment, Lender will reamortize the Adjusted Principal Balance of the Loan Segment on such Pricing Date over the period from such Pricing Date to January 1, 2033.

5.02    Payment in Full on Loan Maturity Date. The unpaid principal balance, unpaid interest thereon, and other amounts due under this Note and the other Loan Documents shall be paid in full on the Loan Maturity Date. The payment required in Paragraph 5.01 results in a balloon payment being due on the Loan Maturity Date.

5.03    Manner of Payments. Upon Lender’s written request, payments shall be electronically submitted no later than 10:00 a.m. Spokane time on the date specified for payment. If any payment date is not a Business Day, then payment shall be due on the next succeeding Business Day. All sums payable to Lender hereunder shall be paid directly to Lender in immediately available funds in U.S. dollars. Lender shall send to Borrower periodic statements of all amounts due hereunder at applicable interest rates, which statements shall be considered correct and conclusively binding on Borrower in all respects and for all purposes unless Borrower notifies Lender in writing of any objections

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

within 15 days of receipt of any such statement, provided, however, that failure to receive a periodic statement shall not excuse payment of any sums payable hereunder.

5.04    Application of Payments. Lender may apply any payment received from or on behalf of Borrower to principal, interest, or any part of the indebtedness, including any fees and expenses due under this Note or any other Loan Document, as Lender, in its sole discretion, may choose. Subject to the preceding sentence, Borrower may at any time pay any amount of principal in advance of its maturity subject to the Prepayment Fee described herein. Unless Lender otherwise elects, so long as there is no Event of Default, principal prepayments shall reduce the balance owing and discharge the indebtedness at an earlier date, but shall not alter the obligation to pay scheduled payments until the indebtedness is paid in full. In addition, so long as there is no Event of Default or Incipient Default, principal prepayments shall be applied to principal under a given Loan Segment, as selected by Borrower, in inverse order of their maturity, and shall not alter the obligation to pay scheduled payments until the indebtedness for each Loan Segment is paid in full.

5.05    Right of Setoff.    If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Note or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Note or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender under this Paragraph 5.05 are in addition to other rights and remedies (including other rights of setoff) that Lender may have.

5.06    Disbursements.    Borrower agrees that all Loan funds disbursed shall be used only for the Loan Purpose.

6.    Prepayment and Breakage Fees.

6.01    Prepayment Fee. The following Prepayment Fee shall apply to the Loan and supersede and replace any inconsistent terms in the Prior Note and this Note. The Loan is subject to the following Prepayment Fee.

a.    Exemption to Prepayment Fee. Principal prepayments made while a Loan Segment is priced under the Base Rate shall not be subject to a Prepayment Fee. In addition, there is no Prepayment Fee for any prepaid principal if a prepayment is received on a Fixed Rate Maturity Date for the Loan Segment being prepaid. Other prepayments of principal shall be subject to a Prepayment Fee, as described below.

b.    “Prepayment” Defined. For purposes of this Note, “prepayment” shall mean any instance wherein the indebtedness is partially or fully satisfied in any manner prior to a payment due date whether voluntarily or involuntarily (excluding scheduled payments that have been paid) pursuant to the terms of the Loan Documents. Prepayment shall include, but not be limited to: (i) any payment after an Event of Default under the Loan Documents; (ii) payment to Lender by any holder of an interest in any Collateral; (iii) any payment after the Loan Maturity Date is accelerated for any reason; (iv) payment resulting from any sale or transfer of Collateral pursuant to foreclosure, sale under power, judicial order or trustee’s sale; and (v) payment by sale, transfer or offsetting credit in connection with or under any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or receivership or similar proceedings under any statute of the United States or any state thereof involving Borrower or the Collateral. In the event of any acceleration of the Loan Maturity Date, the amount due hereunder shall include the charge which would be due under the Prepayment Fee in the event of a voluntary prepayment at the time of such acceleration, and the date of acceleration of the Loan Maturity Date will be deemed to be the date of prepayment.

c.    Prepayment Fee. The “Prepayment Fee” is an amount intended to reasonably compensate Lender for the loss of the intended benefit of Lender’s bargain in the case of a prepayment. Borrower and Lender intend that the principal balance of each Loan Segment will yield to Lender an annual return after the date the Loan Segment is prepaid of not less than the annual return for the period when the interest rate is fixed. In the event of a prepayment, Lender

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will lose the intended benefit of its bargain. Accordingly, the Prepayment Fee is intended to reasonably compensate Lender for such loss and costs. The Prepayment Fee shall be payable on demand, and shall be an amount calculated on a make-whole basis, as calculated under Lender’s then current methodology.

6.02    Breakage Fee. In the event of an occurrence under subparagraphs a. or b. below, then Borrower shall immediately pay Lender, on demand, a Breakage Fee in an amount calculated on a make-whole basis, as calculated under Lender’s then current methodology:

a.    Borrower provides Lender Notice that Loan principal is to be priced using a Fixed Rate Option, after which Borrower revokes such Notice; or

b.    Borrower provides Lender Notice that Loan principal priced under a Fixed Rate Option is to be repriced or prepaid on other than a Pricing Date, after which Borrower revokes such Notice or fails to prepay pursuant to the Notice.

6.03    Participation. Participant(s), if any, may calculate a Prepayment Fee or Breakage Fee using the calculation on a make-whole basis, as calculated under Lender’s then current methodology, provided however, a participant may use a different methodology than Lender.

7.    Default.

7.01    Events of Default. Time is of the essence in the performance of this Note. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

a.    Borrower fails to make any payment of principal, interest or other costs, fees or expenses when due and payable or to perform any obligation or covenant as and when required under the Loan Documents for the Loan or any other note, loan or contract Borrower, or any of them, may have with Lender or an affiliate of Lender.

b.    Any financial statement, representation, warranty or certificate made or furnished by Borrower or Guarantor to Lender in connection with the Loan, or as an inducement to Lender to enter into the Loan is materially false, incorrect, or incomplete when made.

c.    Any Bankruptcy Event shall occur with respect to Borrower, or any Bankruptcy Event that has a Material Adverse Effect on Borrower shall occur with respect to any of Borrower’s Subsidiaries.

d.    Guarantor shall revoke, repudiate or terminate the Guaranty as reaffirmed by the Reaffirmation of Guaranty and Environmental Indemnity.

e.    This Note or any other Loan Document ceases to be valid and binding on Borrower or Guarantor or is declared null and void, or the validity or enforceability thereof is contested by Borrower or Guarantor or Borrower or Guarantor denies that it has any or further liability under this Note or any of the other Loan Documents.

7.02    Acceleration. In the event of any uncured Event of Default beyond any applicable cure periods provided for in the Loan Documents, at Lender's option, without notice or demand, the unpaid principal balance of the Loan, plus all accrued and unpaid interest thereon and all other amounts due shall immediately become due and payable.

7.03    Default Interest Rate. The Default Interest Rate applicable to a delinquent payment for a Loan Segment shall equal four percent (4%) per annum above the interest rate in effect on such Loan Segment at the time such payment was due, which rate shall accrue on the total amount of the payment due until paid, accelerated or upon maturity; provided however, that upon acceleration and/or maturity, the Default Interest Rate shall be equal to and remain at four percent (4%) per annum above the interest rate in effect for each Loan Segment at the time of acceleration or maturity and shall accrue on the entire unpaid balance of the Loan Segment until paid in full.

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

7.04    Notice and Opportunity to Cure. Notwithstanding any other provision of the Loan Documents, Lender shall not accelerate the maturity of the Loan (a) because of a monetary default (defined below), unless the monetary default is not cured within ten days of its due date, or (b) because of a nonmonetary default (defined below), unless the nonmonetary default is not cured within 30 days after (i) the date on which Lender transmits by facsimile, mails or delivers written notice of the nonmonetary default to Borrower, or (ii) the date on which Borrower notifies Lender (verbally or in writing) of the nonmonetary default. For purposes of this Note, the term “monetary default” means a failure by Borrower to make any payment required of it pursuant to the Note or any other Loan Document, and the term “nonmonetary default” means a failure by Borrower or any other Person to perform any obligation contained in the Loan Documents, other than the obligation to make payments provided for in the Loan Documents.

8.    Loan Terms, Provisions and Covenants. This Note is subject to the terms, provisions and covenants of the Membership Agreement and the following terms, provisions and covenants:

8.01    Financial Statements. Borrower shall deliver or cause Guarantor to deliver, and Guarantor shall deliver, to Lender, in form and detail satisfactory to the Lender:

i.    As soon as available, but in any event within 90 days after each Fiscal Year-End (i) a consolidated balance sheet, the related consolidated statement of shareholders’ (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Guarantor and its Subsidiaries as of the end of such Fiscal Year and (ii) a consolidated balance sheet, the related consolidated statement of shareholders’ (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Guarantor and its Subsidiaries but excluding the non-Wholly Owned Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, except with respect to consolidation principles. Such consolidated statements in clause (i) shall be audited and accompanied by a report and opinions of an independent certified public accountant, reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

ii.    As soon as available, but in any event within 45 days after each of the first three Fiscal Quarter-Ends, (i) a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Guarantor and its Subsidiaries, and for the portion of Guarantor’s Fiscal Year then ended and (ii) a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Guarantor and its Subsidiaries but excluding the non-Wholly Owned Subsidiaries setting forth in each case, in comparative form, the figures for the corresponding Fiscal Quarter-End of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail;

iii.    Concurrently with the delivery of the financial statements referred to in Paragraphs 8.01.i and ii, a duly completed Compliance Certificate, signed by a Responsible Officer, certifying that such financial statements are fairly presenting the financial condition, results of operations, shareholders’ (or equivalent) equity and cash flows of Guarantor and its Subsidiaries in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to financial statements provided under Paragraph 8.01.ii.). A sample Compliance Certificate is attached hereto as Exhibit B. Borrower’s Compliance Certificate shall be accompanied by a Covenant Compliance Worksheet, a sample of which is attached hereto as Exhibit C, signed by a Responsible Officer;

iv.    Promptly upon receipt thereof, copies of written communications of any material weaknesses or significant deficiencies in internal controls over financial reporting submitted to Guarantor’s audit committee by its independent certified public accountants in connection with an audit or review of Guarantor and the responses of management to such communications;

v.    By March 1 of each year, Guarantor will provide a detailed financial projection for Guarantor and its Subsidiaries excluding the non-Wholly Owned Subsidiaries for the current fiscal year to include a balance

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

sheet, income statement and statement of cash flow. Such projections shall provide sufficient detail to calculate the financial covenants in Paragraph 8.02.

vi.    Promptly upon request of Lender, (1) copies of any filings and registrations with, and reports to or from, the Securities Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Guarantor shall send to its shareholders, and (2) all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters that are Material to Guarantor;

vii.    Upon Borrower’s obtaining knowledge thereof, Borrower shall give written notice to Lender immediately of (1) the occurrence of an event or condition consisting of an Event of Default or Incipient Default, specifying the nature and existence thereof and what action Borrower proposes to take with respect thereto, and (2) the occurrence of any of the following with respect to Borrower: (a) the pendency or commencement of any litigation, arbitral or governmental proceeding against Borrower or a Related Party which if adversely determined is likely to have a Material Adverse Effect, (b) the institution of any proceedings against Borrower or a Related Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation, of any federal, state or local Law, rule or regulation, including but not limited to, environmental Laws, the violation of which would likely have a Material Adverse Effect.

8.02    Financial Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower’s Obligations shall remain outstanding, Borrower shall cause Guarantor to comply with and maintain the following financial covenants, to be measured as follows:

a.    Indebtedness to Total Capitalization Ratio shall be less than or equal to 0.30:1.00, to be measured as of each Fiscal Year-End, to be measured as of each Fiscal Year-End;

b.     Adjusted Consolidated Interest Coverage Ratio shall not be less than 3:00:1:00 to be measured as of each Fiscal Quarter-End on a four quarter rolling basis.

8.03    General Covenants. Borrower shall comply with the following covenants during the Loan term:

a.    Borrower will comply with all Laws affecting Borrower’s operations including any environmental and any other applicable Laws. Borrower shall indemnify Lender against failure to so comply with environmental Laws. Such indemnification shall survive satisfaction of the debt.

b.    Borrower shall maintain at all times insurance with company or companies acceptable to lender, against loss or damage by fire or other casualty on the Collateral naming Lender as lender loss payee or as mortgagee under a standard mortgage clause with minimum insurance coverage equal to the fair market value of the Collateral or as otherwise to be determined by Lender, which other amounts shall be communicated to Borrower in writing.

c.    Borrower shall pay, or cause to be paid, before they become delinquent and where the failure to pay or discharge such amounts will have a Material Adverse Effect, all taxes imposed upon it that it is required to withhold and pay, except when contested in good faith by appropriate proceedings with adequate reserves therefore having been set aside on their books. Notwithstanding the foregoing rights of contest, such taxes will be paid whenever foreclosure on any Lien that has attached appears imminent.

d.    Borrower shall pay when due (or within applicable grace periods) all Indebtedness due third persons except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves being set aside on their books.

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

e.    From time to time, Borrower shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Note and be informed of the status and affairs of Borrower.

f.    Borrower will preserve, renew and maintain in full force and effect its legal existence and good standing (or the local equivalent) under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

g.    Borrower will permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

h.    Borrower shall not create, assume or suffer to exist, create, assume or suffer to exist, any Lien on any Collateral now or hereafter acquired by it other than Permitted Liens.

i.    Borrower shall not substantively alter the nature, character or conduct of its business conducted by it.

j.    Borrower shall not dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation.

k.    Borrower shall not make an Asset Disposition that would have a Material Adverse Effect on the financial condition of Borrower.

l.    Borrower shall not (i) change its Fiscal Year-End or (ii) amend, modify or change its Organization Documents, in a manner that would result in a Material Adverse Effect.

m.    Borrower shall not furnish any certificate or other document to Lender that contains any untrue statement of Material fact or that omits to state all Material facts necessary to make it not misleading in light of the circumstances under which it is furnished.

n.    Borrower shall not create, assume, incur, suffer to exist or otherwise become or remain liable in respect of any Indebtedness, other than (i) Indebtedness evidenced by this Note and (ii) Indebtedness permitted under the Guarantor Loan Agreements.

o.    Borrower shall not and shall not allow any of its Related Parties to create, incur or suffer to exist, a Material Adverse Effect.

p.    Borrower shall not permit (i) any Covered Entity, either in its own right or through any third party, to (1) have any of its assets in a Sanctioned Entity or in the possession, custody or Control of a Sanctioned Entity in violation of any Anti-Terrorism Law; (2) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Entity or Sanctioned Person in violation of any Anti-Terrorism Law; (3) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (4) use the Loan or other extensions of credit from Lender to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Entity in violation of any Anti-Terrorism Law, (ii) the funds used to repay the Borrower’s Obligations to be derived in violation of any Anti-Terrorism Law, or (iii) any Covered Entity to fail to comply with all Anti-Terrorism Laws. Borrower shall promptly notify Lender in writing upon the occurrence of any of the foregoing.

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

9.    Miscellaneous Terms.

9.01    Governing Law. The substantive Laws of the State of Washington shall apply to govern the construction of the Loan Documents and the rights and remedies of the parties except where the location of the Collateral for the Loan may require the application of the Laws of another state or where federal Laws, including the Farm Credit Act of 1971, as amended, may be applicable.

9.02    Notice and Communications. Unless otherwise expressly provided herein or in the Loan Documents, all notices and other communications provided for hereunder shall be in writing (including by FAX transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or FAX number as each party provides to the other from time to time. The Loan Documents may be signed and transmitted by FAX, telecopy, emailed .PDF or any other electronic means that reproduces an image of the actual executed signature. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on Borrower, Guarantor and Lender. Lender may also require that any such document and signature be confirmed by manually-signed original thereof; provided however, that the failure to request or deliver the same shall not limit the effectiveness of any FAX document or signature. Email, internet or intranet websites may be used only to distribute routine communications, such as financial statements, billing statements and other like information and to distribute Loan Documents for execution by the parties thereto and may not be used for any other purpose, unless approved by Lender and the parties hereto; provided that, an original signed document that has been scanned and attached to an email shall have the same force and effect as a document sent by FAX.

9.03    General Provisions. Borrower agrees to this Note as of the date above written. Borrower waives presentment for payment, demand, notice of nonpayment, protest, notice of protest and diligence in enforcing payment of this Note. This Note and the other Loan Documents constitute the entire agreement between Borrower and Lender and supersede all prior oral negotiations and promises which are merged into such writings. Upon written agreement of the parties, the interest rate, payment terms or balances due under this Note may be indexed, adjusted, renewed or renegotiated. Lender may at any time, without notice, release all or any part of the security for this Note, including any real estate and or personal property covered by the Loan Documents; grant extensions, deferments, renewals or reamortizations of any part of the indebtedness evidenced by this Note over any period of time; and release from personal liability any one or more of the parties who are or may become liable for the Indebtedness evidenced by this Note without affecting the personal liability of any other party. Lender may exercise any and all rights and remedies available at law, in equity and provided herein and in the other Loan Documents. Any delay or omission by Lender in exercising a right or remedy shall not waive that or any other right or remedy. No waiver of default by Lender shall operate as a waiver of the same or any other default on a future occasion. Lender shall not be obligated to renew the Note or any part thereof or to make additional or future loans to Borrower. Borrower agrees to take any action requested by Lender to perfect or continue the lien and priority of the Loan Documents, including, but not limited to, any action requested by any governmental agency. All Exhibits hereto are incorporated herein and made a part of this Note. This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together, shall constitute but one and the same instrument. Borrower shall comply with the capitalization requirements of ACA, as stated in the Membership Agreement.

9.04    No Personal Liability of General Partners. In any action brought to enforce the obligation of Guarantor to pay Borrower’s Obligations, any judgment or decree shall not be subject to execution on, nor be a lien on, the assets of the General Partners of Guarantor, other than their interests in the Collateral, if any. The foregoing shall in no way otherwise affect the personal liability of Borrower or Guarantor. This Paragraph shall be added to the Guaranty as reaffirmed by the Reaffirmation of Guaranty and Environmental Indemnity.

9.05    Waiver of Jury Trial. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN DOCUMENT AND ANY FUTURE MODIFICATIONS, AMENDMENTS, EXTENSIONS, RESTATEMENTS AND SERVICING ACTIONS RELATING TO THIS LOAN

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

DOCUMENT. THE PARTIES INTEND THAT THIS JURY WAIVER WILL BE ENFORCED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

9.06    Lender’s Expenses; Indemnity; Waiver of Damages by Borrower.

a.    Borrower shall pay all expenses incurred by Lender, including the reasonable fees, costs, charges and disbursements of counsel engaged or retained by Lender, in connection with the preparation, negotiation, execution, delivery, administration, enforcement or collection of this Note and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (i) all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, and releasing any security of Borrower’s Obligations, including, to the extent permitted by Law, all taxes, assessments or charges arising as a result of the transactions contemplated by any of the Loan Documents or the recording of any Loan Documents; and (ii) all expenses incurred by Lender (including the fees, costs, charges and disbursements of any counsel engaged or retained by Lender) in connection with any litigation or controversy connected with Borrower’s Obligations, including any Debtor Relief Laws, receivership, injunction or other proceeding, or any appeal from or petition for review of any such proceeding, involving Borrower, or any workout, renegotiation or restructuring of the transactions contemplated by the Loan Documents or any action to realize upon or enforce Lender’s right in and to the Collateral or otherwise incurred by Lender after the occurrence of an Event of Default.

b.    Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other party hereto arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, another Loan Document or any agreement or instrument contemplated, the performance by the parties hereto of their respective obligations or consummation of the transactions contemplated, (ii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other party hereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other party hereto against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such party hereto has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided however that, in the course of any proceeding of any nature contemplated by this subparagraph between or among Indemnitee, Borrower or any party hereto, each such party shall be responsible for their own fees and expenses, provided further, that following a nonappealable judgment, the prevailing party or substantially prevailing party shall be entitled to payment of its reasonable costs and expenses from the other party or parties.

c.    To the fullest extent permitted by applicable Law, Borrower shall not assert, and each such party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note, any other Loan Document or any agreement or instrument contemplated, the transactions contemplated, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Subparagraph b. above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Note or the other Loan Documents or the transactions contemplated.

d.    All amounts due under this Paragraph 9.06 shall be payable not later than ten Business Days after demand therefore.

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

e.    The agreements in this Paragraph shall survive the repayment, satisfaction or discharge of Borrower’s Obligations.

9.07    No Novation.    This Note shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Loan Documents. Each of the Loan Documents, agreements and instruments creating, evidencing and securing the repayment of the Loans shall remain in effect and is valid, binding and enforceable according to its terms, except as modified herein. The recitals to this Note are hereby incorporated herein and made a part hereof.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[remainder of page intentionally left blank; signature pages follow]In Witness Whereof, the parties hereto have duly executed this Note as of the date first above written.

LENDER:
NORTHWEST FARM CREDIT SERVICES, FLCA

By:
Authorized Agent

BORROWER:
SEVENTH AVENUE POULSBO, LLC
By: OPG Properties LLC, Sole Member
By: Pope Resources, A Delaware Limited Partnership, Sole Member
By: Pope MGP Inc., a Delaware corporation, its Managing General Partner

By:                                                         Thomas M. Ringo, President and CEO

GUARANTOR:
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By: Pope MGP Inc., a Delaware corporation, its Managing General Partner

By:
Thomas M. Ringo, President and CEO

EXHIBIT A
NOTICE/CONFIRMATION

NOTICE TO:

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

Loan Accounting and Operations Northwest Farm Credit Services, FLCA 2001 South Flint Road Spokane, WA 99224-9198	P. O. Box 2515 Spokane, WA 99220-2515	Fax: 509-340-5508 Tel: 1-800-216-4535

This Notice is provided pursuant to the Amended and Restated Note and Loan Agreement dated as of September 30, 2016, as extended, renewed, amended or restated.

SELECT ONE:     Loan Segment
Pricing
Prepayment of Principal
Initial Disbursement Amount

Loan Segment Currently Priced Under Option
Principal Amount
To New Pricing Option
Date to be Effective

Date:

Seventh Avenue Poulsbo, LLC

By:
Authorized Agent

CONFIRMATION
Lender confirms that the above actions were taken or modified as provided for below:

NORTHWEST FARM CREDIT SERVICES, FLCA

Date:                     By:
Authorized Agent

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, 20__

To:    Northwest Farm Credit Services, FLCA

Reference is made to that certain Amended and Restated Note and Loan Agreement, dated as of September 30, 2016, (the “Note”) among SEVENTH AVENUE POULSBO, LLC (“Borrower”), POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Guarantor”), and NORTHWEST FARM CREDIT SERVICES, FLCA (“Lender”).

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________________ of Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Guarantor, and that:

[Use following Paragraph 1 for Fiscal Year-End financial statements]

1.    Attached hereto as Schedule 1, are the Fiscal Year-End audited financial statements required by Paragraph 8.01.i of the Note for the Fiscal Year of Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Paragraph.

[Use following Paragraph 1 for [first/second/third] Fiscal Quarter-End financial statements]

1.    Attached hereto as Schedule 1, are the financial statements required by paragraph 8.01.ii of the Note for the Fiscal Quarter of Guarantor ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Guarantor and its Subsidiaries in accordance with GAAP, as of such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Note and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower and Guarantor during the accounting period covered by the attached financial statements.

3.    A review of the activities of Borrower and Guarantor during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower and Guarantor performed and observed all its obligations under the Loan Documents, and

[select one:]

[To the best knowledge of the undersigned during such fiscal period, Borrower and Guarantor performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[The following covenants or conditions have not been performed or observed and the following is a list of each such Incipient Defaults and their nature and status:]

4.    To the best knowledge of the undersigned, the representations and warranties of Borrower and Guarantor contained in the Loan Documents, and any representations and warranties of Borrower and Guarantor that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.    To the best knowledge of the undersigned, the financial covenant analyses and information set forth on Schedule 1, attached hereto, are true and accurate on the Calculation Date and the undersigned has received no information to the contrary as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 20__.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By: Pope MGP Inc., a Delaware corporation, its Managing General Partner

By:
Authorized Agent

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

SEVENTH AVENUE POULSBO, LLC
By: OPG Properties LLC, Sole Member
By: Pope Resources, A Delaware Limited Partnership, Sole Member
By: Pope MGP Inc., a Delaware corporation, its Managing General Partner

By:                                                         Authorized Agent

EXHIBIT C
COVENANT COMPLIANCE WORKSHEET

For the Fiscal Quarter-End/Fiscal Year-End _____________________ (“Calculation Date”)

I.	Paragraph 7.02 a. - Indebtedness to Total Capitalization Ratio
(measured annually at the Fiscal Year-end)
	A. Borrower and its Subsidiaries Indebtedness at Calculation Date	$
	B. Indebtedness associated with the non-Wholly Owned Subsidiaries at Calculation Date	$
	C. Numerator (Line I.A. minus Line I.B.)	$
D. Total Capitalization at Calculation Date
I. Adjusted Partners' Capital at Calculation Date
	a. Partners' capital in Borrower and its Wholly Owned Subsidiaries per GAAP at Calculation Date	$
	b. Book Value of Fee Timberland at Calculation Date	$
	c. Most recent appraisals of Fee Timberlands	$
	d. Adjusted Partners Capital (Line I.D.1.a. minus I.D.1.b. plus I.D.1.c.)	$
	2. Numerator from line I.C. above	$
	E. Denominator (Line I.D.1.d. plus Line I.D.2.)	$
Ratio of Indebtedness to Total Capitalization (Line I.C. divided by Line I.E.)
	Maximum Allowed	0.30

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

II.	Paragraph 7.02 b. - Adjusted Consolidated Interest Coverage Ratio
(measured quarterly beginning with the third Fiscal Quarter-End 2016)
A. Adjusted Consolidated EBITDDA for the prior four Fiscal Quarters ending on the above date (the "subject period")

	1. Consolidated Net Income for the subject period (excluding the net income associated with non-Wholly Owned Subsidiaries)	$
	2. Consolidated Interest Expense for the subject period (excluding the interest expense associated with non-Wholly Owned Subsidiaries)	$
	3. Consolidated depreciation expense for the subject period (excluding the depreciation expense associated with non-Wholly Owned Subsidiaries)	$
	4. Consolidated amortization expense for the subject period (excluding the amortization expense associated with non-Wholly Owned Subsidiaries)	$
	5. Consolidated depletion expense for the subject period	$
(excluding the portion associated with the non-controlling interest in non-Wholly Owned Subsidiaries)
	6. Consolidated Taxes for the subject period (excluding income taxes	$
	associated with non-Wholly Owned Subsidiaries)	$
	7. Distributions received by the Borrower and its Wholly Owned Subsidiaries from non-Wholly Owned Subsidiaries.	$
	8. Adjusted Consolidated EBITDDA (the sum of Lines II.A.1 through II.A.7. inclusive)	$
	B. Numerator (Line II.A.8.)	$
	C. Denominator - Consolidated Interest Expense for subject period (excluding the interest expense associated with non-Wholly Owned Subsidiaries)	$
Adjusted Consolidated Interest Coverage Ratio (Line II.B. divided by Line II.C.)
	Minimum Allowed	3.00 :1.00

Schedule 1

Authorized Persons

Authorized Persons

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)

Name	Change Authorizations
Thomas M. Ringo John D. Lamb Sean Tallarico	Individually Individually Individually

•
Authorizations. Unless otherwise noted, each Authorized Person acting alone has the authority to request disbursements of Loans and designate the disposition of Loan proceeds, whether in the form of check, internal transfer, wire or electronic transfer to the account specified by the Authorized Person, including any other loan account Borrower may have with Lender, or any other designated Lender loan account, make deposits to and disbursements from any FPF Account, make payments of Borrower’s Obligations, authorize and initiate internal transfers, enroll in and make use of Northwest Farm Credit Services’ customer online banking website, make interest rate and other pricing elections and authorize payments and prepayments.

•
Change Authority. Absent resolutions or authorized evidence of authority satisfactory to Lender, only the Authorized Person(s) listed above with change authority, either individually or together as may be required, may add or remove other Authorized Persons or modify limitations on authority of an Authorized Person. Any change of an Authorized Person or the limitations on their authority shall be made on such forms as Lender may prescribe.

Note and Loan Agreement (Seventh Avenue Poulsbo, LLC/Note No. 6097341)